EXHIBIT 15.1

Celebrity Creative Director and Choreographer Laurieann Gibson Joins True Leaf as Brand Ambassador

Emmy Nominated Director and her dog Samson join Return the Love™ program, educating people worldwide about the benefits of hemp for pets

VERNON, British Columbia, May 22, 2019 (GLOBE NEWSWIRE) -- True Leaf Pet Inc., a subsidiary of True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global hemp wellness brand for pets, today announced that world-renowned creative director and choreographer to the stars Laurieann Gibson and her beloved dog Samson will be the first brand ambassadors for True Leaf Pet.

Born and raised in Toronto, Gibson is a multi-talented Canadian choreographer, director, television personality, singer, actress, and dancer. She has choreographed dance numbers for musical artists such as Alicia Keys, Lady Gaga and Beyoncé, and her incredible work has been recognized by top industry associations including the Emmys and MTV Music Awards. This June, Gibson will lend her expertise as a judge on the 16th season of the hit show “So You Think You Can Dance” on FOX.

Gibson will join True Leaf to help educate pet parents on the benefits of True Leaf’s hemp-based supplements for pets, which target specific pet health challenges and offer calming, hip and joint, and healthy omega-3 support.

“Laurieann Gibson is the perfect ambassador to join our Return the Love™ movement,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “We are partnering with pet-loving influencers who are inspired by our Return the Love™ message, which is near and dear to the entire True Leaf team. Our hope is that pet parents will feel they are returning that special unconditional love they receive from their pet every day when they give their dog one of our products.”

As a dancer and choreographer for over two decades accustomed to intense physical activity, long hours and travel, Gibson credits her vitality and success to regular workouts and good nutrition, and she expects the same for her furry best friend Samson, a 12-year-old Pomeranian.

“Samson and I are thrilled to be the first-ever brand ambassadors for True Leaf Pet,” said Gibson. “As a dancer for most my life, I’ve always focused on good nutrition and fitness and I want the same for my Samson. He loves True Leaf’s Hip and Joint supplements, which help him keep up with me on our hikes and our trips to the beach. He has given me so much love over the years and I want to return the love to him and share the love with other dog parents.”

In addition to educating pet parents on the benefits of hemp for pets, Gibson and Samson will be visiting animal shelters in the Los Angeles area to spread the Return the Love™ message and raise awareness for pet adoption.

Follow Laurieann Gibson and her #ReturntheLove journey on Instagram @boomkack.

True Leaf Pet products are sold in 3,500 stores worldwide and online at www.trueleaf.com.

About True Leaf Pet

True Leaf Pet is a leading global hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson (US)
KCSA Strategic Communications
pcarlson@kcsa.com
O: 212-896-1233

Scott Eckstein (US)
KCSA Strategic Communications
seckstein@kcsa.com
O: 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf Pet
Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities, and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/ace62637-d48d-4faa-8c7f-1c1d085998a9